Exhibit 99.1

News Release

For Immediate Release:

January 25, 2011

International Barrier Technology Reports the Ratification of a Three-year Supply Agreement with LP® Building Products

January 25, 2011 – Watkins, MN International Barrier Technology Inc. (“Barrier”) (IBTGF: OTCBB; IBH: TSXV) is pleased to announce the ratification of a three-year supply agreement with LP® Building Products (LP). The agreement extends the exclusive supply agreement ratified in January 2010 through December 31, 2013. Under the terms of the agreement, Barrier Technology Corporation will continue to manufacture LP® FlameBlock® Fire-Rated OSB Sheathing, utilizing Barrier’s proprietary Pyrotite® Technology, at Barrier’s existing manufacturing facility in Watkins, MN.

Judy Musgrove, LP’s OSB Marketing Manager, reflects on the agreement in stating: “…LP® FlameBlock® is a critical component of LP's value-added OSB strategy.  LP believes that fire treated OSB products will be more and more important over time and is proud to have the only cementitious fire treated OSB product on the market.”

LP® FlameBlock® was first introduced to the building industry at the International Builder’s Show in Las Vegas in January 2010. According to Dr. Michael Huddy, Barrier’s President and CEO: “Both LP and Barrier were encouraged by 2010’s success in building awareness and developing prospects for LP® FlameBlock® in the building industry. We are well positioned and resolved to help builders and building designers provide effective solutions for fire-rated construction in 2011 and beyond.”

Additional Information:

To view a fact sheet on International Barrier:

http://www.intlbarrier.com/investors/documents/IBTGF_FS.pdf

To view LP® FlameBlock® Fire-Rated OSB Sheathing Products:

http://www.lpcorp.com/flameblock/

About International Barrier Technology Inc.

International Barrier Technology Inc. (OTCBB: IBTGF; TSXV: IBH) develops, manufactures, and markets proprietary fire-resistant building materials branded as LP® FlameBlock® Fire-Rated OSB Sheathing and Mule-Hide FR Deck Panel. Barrier's award-winning fire-resistant wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact.  Barrier's family of products provides customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction.  For more information please visit www.intlbarrier.com.

INTERNATIONAL BARRIER TECHNOLOGY INC.

_______________________

Michael D. Huddy

President, Director

International Barrier Technology Inc.

510 4th St N • P.O. Box 379 • Watkins, MN  55389  USA

Tel: 866-735-3519  •  Email: tcorcoran@intlbarrier.com

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

Tom Corcoran, Investor Relations Manager

International Barrier Technology (866) 735-3519

tcorcoran@intlbarrier.com

For more information please visit:

www.intlbarrier.com

Forward-Looking Information: The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties, including but not limited to the ability to generate and secure product sales. In each case actual results may differ materially from such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.